Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Company Contact:	LHA
Karen VanDerBosch	Mary Magnani/Cathy Mattison
Chief Operating Officer and Chief Financial Officer	(415) 433-3777
MakeMusic, Inc.	mmagnani@lhai.com
(952) 906-3690
kvanderbosch@makemusic.com

MAKEMUSIC, INC. REPORTS THIRD QUARTER 2011 RESULTS

18% Increase in SmartMusic Revenue in Q311 Compared to Prior Year

Minneapolis – November 2, 2011 – MakeMusic, Inc. (NASDAQ: MMUS) announced financial results for the three months and nine months ended September 30, 2011.

“SmartMusic® revenue grew 18% compared to the third quarter of 2010, while notation revenue was impacted by the shift in timing of the Finale® 2012 release from summer to early fall,” said Karen van Lith, MakeMusic CEO. “Finale 2012 launched successfully on October 7th and initial response to the new release has been very positive.”

Van Lith continued: “We continue to make progress on several initiatives related to modernizing our applications and leveraging our library of repertoire content. Our balance sheet continues to be strong, and we have the resources to execute on corporate initiatives to drive growth.”

Financial Results for the Three Months Ended September 30, 2011, Compared to September 30, 2010

•	Net revenues were $3.8 million, compared to $4.5 million.

•	Notation revenue was $1.6 million, compared to $2.7 million. The decrease was related to the delay in the release of Finale 2012.

•	SmartMusic revenue was $2.2 million compared to $1.8 million.

•	Gross Profit was $3.0 million, or 79% of revenue, compared to $3.8 million, or 83% of revenue.

•	Operating expenses were $3.3 million in both periods.

•	Net loss was $205,000, or $0.04 per basic and diluted share, compared to net income of $241,000, or $0.05 per basic and diluted share.

•	At September 30, 2011, cash and cash equivalents was $9.9 million, compared to $9.8 million as of September 30, 2010.

Financial Results for the Nine Months Ended September 30, 2011, Compared to September 30, 2010

•	Net revenues were $11.1 million, compared to $12.3 million.

•	Notation revenue was $5.7 million, compared to $7.7 million.

•	SmartMusic revenue was $5.5 million compared to $4.6 million.

•	Gross Profit was $9.2 million, or 83% of revenue, compared to $10.3 million, or 84% of revenue.

•	Operating expenses were $10.1 million compared to $10.2 million.

•	Net loss was $690,000, or $0.14 per basic and diluted share, compared to net income of $76,000, or $0.02 per basic and diluted share.

SmartMusic® Subscriptions Report Update

“As of September 2011, we discontinued the issuance of our monthly SmartMusic report as we believe it’s more appropriate to evaluate subscriptions sold as an indicator of growth of the business,” said van Lith. “Unless renewals of bulk subscriptions are exactly timed by the educator to be every 12 months, an ‘active subscription’ measure as previously reported will have either overlaps or gaps that are not indicative of gains or losses.”

Conference Call Information

The company will hold a conference call to review operating results for the third quarter of 2011, today, Wednesday, November 2, 2011 at 3:30 p.m. CDT. To access the call, participants should call 877-840-1316 and reference Conference ID Number 14395006. Two hours after the completion of the conference call, a digital recording will be available for replay by calling 855-859-2056 or 404-537-3406 through November 14, 2011.

Slides to Accompany Conference Call

Slides to accompany management’s presentation on the call will be available on the company’s website just prior to the call in the investor relations portion of the company’s website or www.makemusic.com/investor_relations.aspx.

About MakeMusic, Inc.

MakeMusic®, Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic® Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade, and comment on student assignments. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding: (i) response to the Finale 2012 launch and future revenue associated with the release; (ii) modernizing our applications and leveraging our library of repertoire content; (iii) the availability of resources to execute on corporate initiatives to drive growth; and (iv) the evaluation of subscriptions sold as an indicator of growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) the ability of our management team to successfully implement growth initiatives for SmartMusic; (ii) market acceptance of our products; (iii) the impact of changing technology on our product upgrades; (iv) delays in finalizing and implementing product initiatives; and (v) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.

Tables to Follow

MakeMusic, Inc.

Condensed Balance Sheets

(In thousands of U.S. dollars, except share data)

	September 30, 2011 (Unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$9,881	$11,532
Accounts receivable (net of allowance of $8 and $20 in 2011 and 2010, respectively)	1,743	1,238
Inventories	335	201
Deferred income taxes, net	2,786	2,786
Prepaid expenses and other current assets	328	252

Total current assets	15,073	16,009

Property and equipment, net	389	342
Capitalized software products, net	2,245	2,424
Goodwill	3,630	3,630
Long term deferred income taxes, net	422	214
Other non-current assets	1	2

Total assets	$21,760	$22,621

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$6	$25
Accounts payable	398	489
Accrued compensation	647	1,372
Other accrued expenses	303	307
Post contract support	150	150
Reserve for product returns	369	380
Current portion of deferred revenue	4,090	3,603

Total current liabilities	5,963	6,326

Capital lease obligations, net of current portion	0	4
Deferred revenue, net of current portion	140	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000
Issued and outstanding shares – 4,927,868 and 4,895,983 in 2011 and 2010, respectively	49	49
Additional paid-in capital	66,784	66,632
Accumulated deficit	(51,176)	(50,486)

Total shareholders’ equity	15,657	16,195

Total liabilities and shareholders’ equity	$21,760	$22,621

MakeMusic, Inc.

Condensed Statements of Operations

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2011	2010	2011	2010
Notation revenue	$1,647	$2,704	$5,653	$7,734
SmartMusic revenue	2,158	1,825	5,459	4,572

NET REVENUE	3,805	4,529	11,112	12,306

COST OF REVENUES	783	778	1,911	2,000

GROSS PROFIT	3,022	3,751	9,201	10,306
	79%	83%	83%	84%
OPERATING EXPENSES:
Development expenses	971	1,336	3,271	4,060
Selling and marketing expenses	1,384	1,225	3,632	3,459
General and administrative expenses	907	769	3,004	2,685
Patent litigation expense	0	0	225	0

Total operating expenses	3,262	3,330	10,132	10,204

INCOME (LOSS) FROM OPERATIONS	(240)	421	(931)	102

Other, net	38	16	91	56

Net income (loss) before income tax	(202)	437	(840)	158

Income tax expense (benefit)	3	196	(150)	82

Net income (loss)	($205)	$241	($690)	$76

Income (Loss) per common share:
Basic	($0.04)	$0.05	($0.14)	$0.02
Diluted	($0.04)	$0.05	($0.14)	$0.02

Weighted average common shares outstanding:
Basic	4,908,829	4,867,663	4,884,755	4,818,383
Diluted	4,908,829	4,974,772	4,884,755	4,923,507

MakeMusic, Inc.

Condensed Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	9 Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income (loss)	($690)	$76
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	826	758
Gain on disposal of assets	0	(1)
Deferred income taxes, net	(208)	79
Share based compensation	356	325
Net changes in operating assets and liabilities:
Accounts receivable	(505)	(184)
Inventories	(134)	38
Prepaid expenses and other current assets	(76)	(69)
Accounts payable	(91)	(90)
Accrued expenses and product returns	(722)	(202)
Deferred revenue	531	477

Net cash (used in) provided by operating activities	(713)	1,207

Cash flows from investing activities
Purchases of property and equipment	(239)	(93)
Proceeds from disposal of property and equipment	0	1
Capitalized development and other intangibles	(453)	(367)

Net cash used in investing activities	(692)	(459)

Cash flows from financing activities
Proceeds from stock options exercised	87	167
Payments on redemption of stock options	(18)	0
Repurchase of common stock	(291)	0
Principal payments on capital leases	(24)	(45)

Net cash (used in) provided by financing activities	(246)	122

Net increase (decrease) in cash and cash equivalents	(1,651)	870
Cash and cash equivalents, beginning of period	11,532	8,943

Cash and cash equivalents, end of period	$9,881	$9,813

Supplemental disclosure of cash flow information
Interest paid	$1	$4
Income taxes paid	124	99